Exhibit 99.2

FOR IMMEDIATE RELEASE	For Additional Information
Contact: William G. Cornely or
Terry E. George at (614) 356-5000

Dominion Homes Reports Second Quarter 2007 Sales and Deliveries

Corrected July 9, 2007

Original press release dated July 6, 2007

DUBLIN, Ohio-Dominion Homes, Inc. (NASDAQ: DHOM) reported the Company sold 206 homes, with a sales value of $40.1 million, during the three months ended June 30, 2007 compared to sales of 356 homes, with a sales value of $66.2 million, during the three months ended June 30, 2006.

The Company delivered 206 homes during the three months ended June 30, 2007 compared to 398 homes delivered during the same period a year ago. In the original press release, the number of homes delivered in the 2006 second quarter was incorrectly reported as 356. The backlog at June 30, 2007 was 319 sales contracts, with a sales value of $66.4 million, compared to 548 sales contracts, with a sales value of $109.5 million, at June 30, 2006. The average sales price of homes in backlog at June 30, 2007 was approximately $208,300 compared to $199,800, reflecting a sales mix more weighted to larger homes.

The Company will announce its financial results for the second quarter of 2007 after the close of business on August 10, 2007.

Dominion Homes builds a variety of new homes and condominiums in Columbus, Ohio and Louisville and Lexington, Kentucky, which are differentiated by size, price, included features and available options. The Company’s community development and home building philosophy focuses on providing its customers with unsurpassed location, quality construction, brand name materials and customer service. The Company currently has 49 active communities in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its new homes is located on its website at www.dominionhomes.com.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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